Exhibit 99.1

Ryerson Reports Second Quarter Results

Significant operating cash flow generation leading to lowest net debt level in ten years, liquidity & recovery capacity intact,

Senior Secured Notes refinanced at a lower coupon with 8-year tenor & improved covenants

CHICAGO – July 29, 2020 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the second quarter ended June 30, 2020.

Q2 2020 Highlights:

•	Reduced net debt by $100 million to $793 million, its lowest level in ten years.
•

Refinanced our 11.00% Senior Secured Notes due in 2022 through issuance of $500 million of 8.50% Senior Secured Notes due in 2028. The successful refinancing decreases our expected annual cash interest expense by approximately $16 million and includes optional redemption features.

•

Continued operating as an essential business, successfully executing on our dual mandate response plan to safeguard the health and safety of our employees and to preserve the liquidity and recovery capacity of the Company.

•	Generated $103 million in cash flow from operations, up $30 million from the first quarter, bringing year-to-date cash flows from operations to $176 million.
•	Achieved Adjusted EBITDA, excluding LIFO of $21 million on volumes significantly better than the industry as measured by the Metals Service Center Institute (“MSCI”).

$ in millions, tons in thousands except average selling prices and EPS
Financial Highlights:	Q2 2020	Q1 2020	Q2 2019	QoQ	YoY	1H 2020	1H 2019	YoY

Tons Shipped	462	566	623	(18.4%)	(25.8%)	1,028	1,242	(17.2%)
Revenues	$772	$1,010	$1,205	(23.6%)	(35.9%)	$1,782	$2,436	(26.8%)
Average selling prices	$1,671	$1,785	$1,934	(6.4%)	(13.6%)	$1,734	$1,961	(11.6%	)
Gross Margin, excl. LIFO	16.8%	17.4%	16.5%	-60 bps	30 bps	17.1%	16.8%	30 bps
Warehousing, delivery, general, & administrative expenses	$124	$156	$165	(20.3%)	(24.6%)	$280	$328	(14.8%	)
As a percentage of revenue	16.1%	15.4%	13.7%	70 bps	240 bps	15.7%	13.5%	2.2%
Adjusted net income	$(24)	$16	$17	$(8)	$47
Diluted adjusted earnings per share	$(0.64)	$0.41	$0.45	$(0.22)	$1.24
Adj. EBITDA, excl. LIFO	$21	$34	$51	(40.1%)	(59.4%)	$55	$114	(51.6%	)
As a percentage of revenue	2.7%	3.4%	4.2%	-70 bps	-150 bps	3.1%	4.7%	(1.6%	)

Balance Sheet and Cash Flow Highlights:
Net debt	$793	$893	$1,093	(11.2%)	(27.4%)	$793	$1,093	(27.4%	)
Net debt / LTM Adj. EBITDA, excl. LIFO	6.0	x	5.5	x	4.3	x	0.5	x	1.7	x	6.0	x	4.3	x	1.7	x
Days of supply	85.1	73.5	75.3	11.6	9.8	77.5	74.3	3.2
Net cash provided by operating activities	$103.3	$72.8	$66.5	$30.5	$36.8	$176.1	$48.0	$128.1

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

Management Commentary

Eddie Lehner, Ryerson’s President and Chief Executive Officer, said, “I can only express my profound gratitude to my Ryerson teammates, our customers, our suppliers and all essential workers as we continue to navigate through this time of unparalleled collective adversity unlike any other experienced in our lifetimes. Through the extraordinary efforts of my Ryerson colleagues, we are living up to our cultural DNA of  “say yes and figure it out.” We are working safer, we are looking out for one another, and we are making the decisions we have to make to in order to weather the crisis and serve our dual mandate to safeguard the health and safety of our workforce while preserving liquidity and recovery capacity for Ryerson.”

Mr. Lehner continued, “The second quarter presented a myriad of challenging public health, economic and societal circumstances that were omnipresent. In the second quarter, North American Industry Shipments, as measured by the MSCI, contracted by 26.3 percent compared to the prior quarter. Ryerson outperformed the industry with North American volume contraction of 21.4 percent, while also generating over $100 million in cash from operating activities and reducing net debt by approximately $100 million compared to the first quarter of 2020. Ryerson successfully refinanced its 11.00% Senior Secured Notes due 2022 and issued $500 million of 8.50% Senior Secured Notes with an 8-year tenor, effectively lowering expected annual cash interest expense by approximately $16 million with additional opportunities for reducing leverage during the first three “non-call” years of the Notes duration. This successful refinancing is reflective of Ryerson’s improved operating and credit profile since our prior notes issuance in 2016.  Our business model development, improved capital structure and our shared  commitment to social justice and equality will enable our continued progress as we emerge from the pandemic and work toward better days.”

Second Quarter Results

Ryerson achieved revenues of $772 million in the second quarter of 2020, a decrease of 35.9 percent compared to $1.20 billion for the same period last year, with average selling prices down 13.6 percent and tons shipped down 25.8 percent. Gross margin contracted to 15.0 percent, compared to 19.4 percent for the first quarter of 2020 and 17.6 percent for the second quarter of 2019. Included in second quarter of 2020 cost of materials sold was LIFO expense of $14.1 million, compared to LIFO income of $20.2 million in the first quarter of 2020, and LIFO income of $12.9 million in the second quarter of 2019. Ryerson generated LIFO expense during the second quarter as the Company aggressively decreased inventory and sold from older, higher cost LIFO layers. Excluding LIFO, gross margin was 16.8 percent in the second quarter of 2020 compared to 17.4 percent in the first quarter of 2020, and 16.5 percent in the second quarter of 2019. A reconciliation of gross margin, excluding LIFO to gross margin is included below in this release.

In the second quarter of 2020, Ryerson reduced warehousing, delivery, selling, general, and administrative expense by $31.6 million, or 20.3 percent compared to the first quarter of 2020. Compared to the same quarter last year, Ryerson reduced warehousing, delivery, selling, and administrative expenses by $40.5 million, or 24.6 percent. Quarter-over-quarter expense reductions were primarily driven by payroll and operating expense reductions which commensurate with demand declines made necessary by the pandemic induced demand shock. Decreases in compensation, benefits, and temporary labor related expenses totaled $17.9 million.  Reductions in operating expenses unrelated to compensation and benefits expense totaled an additional $13.7 million in the second quarter of 2020 as compared to the prior quarter.

Net loss attributable to Ryerson Holding Corporation was $25.6 million, or $0.67 per diluted share, in the second quarter of 2020 compared to net income of $16.4 million, or $0.43 per diluted share, in the prior year period. Adjusted net loss attributable to Ryerson Holding Corporation, excluding restructuring and other charges, gain or loss on retirement of debt, and the associated income taxes on these items, was $24.2 million for the second quarter of 2020, or $0.64 per diluted share compared to $17.2 million of adjusted net income, or $0.45 per diluted share, in the prior year period. Ryerson achieved Adjusted EBITDA, excluding LIFO of $20.6 million in the second quarter of 2020, a decrease of $30.1 million compared to the second quarter of 2019, and a decrease of $13.8 million compared to the first quarter of 2020. A reconciliation of Adjusted net income to net income attributable to Ryerson Holding Corporation and Adjusted EBITDA, excluding LIFO to net income attributable to Ryerson Holding Corporation is included below in this news release.

First Half Results

Revenues in the first six months of 2020 were $1.78 billion, a decrease of 26.8 percent compared to the first six months of 2019, as tons shipped decreased 17.2 percent and average selling prices decreased 11.6 percent. Net loss attributable to Ryerson Holding Corporation was $9.2 million, or a loss of $0.24 per diluted share, in the first six months of 2020 compared to $45.9 million of net income, or $1.21 per diluted share, for the same period of 2019. Adjusted net loss attributable to Ryerson Holding Corporation, excluding restructuring and other charges, gain or loss on retirement of debt, and the associated income taxes on these items, was $8.4 million for the first six months of 2020, or  a loss of $0.22 per diluted share compared to $47.1 million of income, or $1.24 per diluted share for the first six months of 2019. Adjusted EBITDA, excluding LIFO was $55.0 million in the first six months of 2020 compared to $113.7 million in the first six months of 2019. Reconciliations of Adjusted EBITDA, excluding LIFO and adjusted net income to net income attributable to Ryerson Holding Corporation is included below in this news release.

Liquidity & Debt Management

Ryerson generated $103.3 million in cash from operating activities in the second quarter of 2020 on excellent working capital and expense management execution as compared to $66.5 million in the year-ago period. The Company also significantly decreased its outstanding net debt during the period, driving it down by nearly $100 million since March 31, 2020 to $793 million as of June 30, 2020 which is the lowest level in ten years. Most of this reduction was achieved through decreasing credit facility borrowings, as well as repurchasing $3.0 million of our then outstanding 11.00% Senior Secured Notes at an average price of 96.8. These second quarter repurchases contributed to a total of $57.6 million in repurchases for the first half of 2020 at an average price of 98.4. The year-to-date repurchase transactions were funded through a combination of restricted cash, which is a portion of the proceeds generated through the sale-leaseback transaction completed in the fourth quarter of 2019, and the Company’s unrestricted operating cash flows. As of June 30, 2020, Ryerson retained a strong liquidity position of $350 million, compared to $396 million as of March 31, 2020.

Corporate Controller and Chief Accounting Officer Molly Kannan said, “I want to commend all of my Ryerson colleagues for the outstanding job managing working capital and operating expenses in response to the acute demand shock induced by the COVID-19 pandemic. Ryerson generated free cash flow in the second quarter while significantly reducing inventories. Because of Ryerson’s excellent supply chain response, we recognized LIFO expense during the quarter despite a falling price environment as we moved into higher costed inventory layers in relation to current average costs. With respect to operating expenses, Ryerson executed decisively and adaptively as warehousing, delivery, selling, general, and administrative expenses declined by approximately 20 percent sequentially and approximately 25 percent year-over-year. And finally, after the end of the second quarter, we recognized a significant milestone with the successful refinance of our 2022 Senior Secured Notes, which will not only secure lower fixed cash commitments, but also afford us a runway for further operating improvements over its 8-year tenor as well as optionality through its redemption terms as we continue to optimize our balance sheet.”

Outlook Commentary

The Company expects the third quarter to be impacted by continued COVID-19 pandemic-induced economic stresses. Through the first few weeks of third quarter, the Company noted favorable trends in average selling prices, gross margins excluding LIFO, shipments and bookings relative to the second quarter as it appears that carbon prices are stabilizing in a range, stainless and aluminum prices are on an improving trajectory and demand conditions continue to see incremental improvement in the majority of Ryerson’s end-markets.  Due to the persisting macroeconomic uncertainty stemming from the COVID-19 pandemic and overall lack of visibility into future demand trends and market conditions in the end-markets in which Ryerson operates, the Company will not provide guidance for the third quarter ending September 30, 2020.

Same-store Key Financial Metrics Reconciliation
	First Half 2020
$ in millions, tons in thousands	Central Steel & Wire Company	Ryerson Same-store	Ryerson Holding Corporation

Tons Shipped	139	889	1,028
Revenues	$215.6	$1,566.5	$1,782.1
Gross Margin, excl. LIFO	21.8%	16.5%	17.1%
Warehousing, delivery, selling, general, and administrative expenses	$48.4	$231.4	$279.8
As a percentage of revenue	22.4%	14.8%	15.7%
Adj. EBITDA, excl. LIFO	$0.1	$54.9	$55.0
As a percentage of revenue	0.0%	3.5%	3.1%

Second Quarter 2020 Major Product Metrics
	Tons Shipped (thousands)					Average Selling Prices
	Q2 2020	Q1 2020	Q2 2019	Quarter-over-quarter	Year-over-year	Quarter-over-quarter	Year-over-year

Carbon Steel	361	434	484	(16.8%)	(25.4%)	(5.4%)	(15.0%)
Aluminum	40	52	60	(23.1%)	(33.3%)	(6.0%)	(13.0%)
Stainless Steel	59	77	80	(23.4%)	(26.3%)	(2.2%)	(4.3%)

	Net Sales (millions)
	Q2 2020	Q1 2020	Q2 2019	Quarter-over-quarter	Year-over-year

Carbon Steel	$402	$511	$634	(21.3%)	(36.6%)
Aluminum	$159	$220	$274	(27.7%)	(42.0%)
Stainless Steel	$197	$263	$279	(25.1%)	(29.4%)

First Half 2020 Major Product Metrics
	Tons Shipped (thousands)			Average Selling Prices
	1H 2020	1H 2019	Year-over-year	Year-over-year

Carbon Steel	795	958	(17.0%)	(14.8%)
Aluminum	92	119	(22.7%)	(10.4%)
Stainless Steel	136	160	(15.0%)	(2.8%)

	Net Sales (millions)
	1H 2020	1H 2019	Year-over-year

Carbon Steel	$913	$1,291	(29.3%)
Aluminum	$379	$547	(30.7%)
Stainless Steel	$460	$557	(17.4%)

Earnings Call Information

Ryerson will host a conference call to discuss its second quarter results Thursday, July 30, 2020 at 10 a.m. Eastern Time. Participants may access the conference call by dialing (833) 241-7253 (Domestic) or (647) 689-4217 (International) and using conference ID 7995746. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 3,900 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this presentation and other written or oral statements made by or on behalf of the Company constitute "forward-looking statements" within the meaning of the federal securities laws, including statements regarding our future performance, as well as management's expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” "believes," "expects," "may," "estimates," "will," "should," "plans," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; impacts and implications of adverse health events, including the COVID-19 pandemic; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2019, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

Media and Investor Contact:

Justine Carlson

312.292.5130

investorinfo@ryerson.com

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	2020		2019	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2020	2019

NET SALES	$771.8	$1,010.3	$1,204.9	$1,782.1	$2,435.7
Cost of materials sold	656.3	814.5	993.1	1,470.8	1,992.6
Gross profit	115.5	195.8	211.8	311.3	443.1
Warehousing, delivery, selling, general, and administrative	124.1	155.7	164.6	279.8	328.3
Restructuring and other charges	2.0	—	1.1	2.0	1.4
OPERATING PROFIT (LOSS)	(10.6)	40.1	46.1	29.5	113.4
Other income and (expense), net	(0.1)	0.9	(0.2)	0.8	(1.0)
Interest and other expense on debt	(19.3)	(21.7)	(23.9)	(41.0)	(47.8)
INCOME (LOSS) BEFORE INCOME TAXES	(30.0)	19.3	22.0	(10.7)	64.6
Provision (benefit) for income taxes	(4.5)	2.9	5.5	(1.6)	18.5
NET INCOME (LOSS)	(25.5)	16.4	16.5	(9.1)	46.1
Less: Net income attributable to noncontrolling interest	0.1	—	0.1	0.1	0.2
NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$(25.6)	$16.4	$16.4	$(9.2)	$45.9
EARNINGS (LOSS) PER SHARE
Basic	$(0.67)	$0.43	$0.43	$(0.24)	$1.22
Diluted	$(0.67)	$0.43	$0.43	$(0.24)	$1.21
Shares outstanding - basic	38.1	37.8	37.8	37.9	37.6
Shares outstanding - diluted	38.1	38.2	37.9	37.9	37.9

Supplemental Data :
Tons shipped (000)	462	566	623	1,028	1,242
Shipping days	64	64	64	128	127
Average selling price/ton	$1,671	$1,785	$1,934	$1,734	$1,961
Gross profit/ton	250	346	340	303	357
Operating profit (loss)/ton	(23)	71	74	29	91
LIFO expense (income) per ton	31	(36)	(21)	(6)	(27)
LIFO expense (income)	14.1	(20.2)	(12.9)	(6.1)	(33.0)
Depreciation and amortization expense	13.6	13.3	14.5	26.9	28.7
Cash flow provided by operating activities	103.3	72.8	66.5	176.1	48.0
Capital expenditures	(4.9)	(6.9)	(12.1)	(11.8)	(23.4)

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	June 30,	December 31,
	2020	2019
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$99.9	$11.0
Restricted cash	12.0	48.8
Receivables, less provisions of $2.7 in 2020 and $3.5 in 2019	373.1	425.1
Inventories	599.3	742.9
Prepaid expenses and other current assets	48.3	52.2
Total current assets	1,132.6	1,280.0
Property, plant, and equipment, at cost	812.1	806.5
Less: accumulated depreciation	383.0	366.8
Property, plant, and equipment, net	429.1	439.7
Operating lease assets	117.2	128.2
Other intangible assets	46.8	50.6
Goodwill	120.3	120.3
Deferred charges and other assets	2.6	2.7
Total assets	$1,848.6	$2,021.5
Liabilities
Current liabilities:
Accounts payable	$260.1	$311.5
Salaries, wages, and commissions	28.6	35.3
Other accrued liabilities	58.0	68.0
Short-term debt	13.2	49.2
Current portion of operating lease liabilities	21.2	20.9
Current portion of deferred employee benefits	7.0	7.0
Total current liabilities	388.1	491.9
Long-term debt	890.6	932.6
Deferred employee benefits	204.1	217.5
Noncurrent operating lease liabilities	101.7	112.8
Deferred income taxes	77.0	65.2
Other noncurrent liabilities	23.4	22.9
Total liabilities	1,684.9	1,842.9
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at 2020 and 2019	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 38,329,897 and 37,996,261 shares issued at 2020 and 2019, respectively	0.4	0.4
Capital in excess of par value	382.2	381.2
Retained earnings	90.4	99.6
Treasury stock, at cost - Common stock of 212,500 shares in 2020 and 2019	(6.6)	(6.6)
Accumulated other comprehensive loss	(308.5)	(302.0)
Total Ryerson Holding Corporation Stockholders' Equity	157.9	172.6
Noncontrolling interest	5.8	6.0
Total Equity	163.7	178.6
Total Liabilities and Stockholders' Equity	$1,848.6	$2,021.5

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

	2020		2019	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2020	2019

Net income (loss) attributable to Ryerson Holding Corporation	$(25.6)	$16.4	$16.4	$(9.2)	$45.9
Interest and other expense on debt	19.3	21.7	23.9	41.0	47.8
Provision (benefit) for income taxes	(4.5)	2.9	5.5	(1.6)	18.5
Depreciation and amortization expense	13.6	13.3	14.5	26.9	28.7
EBITDA	$2.8	$54.3	$60.3	$57.1	$140.9
Reorganization	3.8	0.8	2.0	4.6	2.9
Foreign currency transaction (gains) losses	0.1	(0.1)	0.2	—	0.8
(Gain) loss on retirement of debt	(0.1)	(0.8)	—	(0.9)	0.2
Purchase consideration and other transaction costs	—	0.4	0.9	0.4	1.8
Other adjustments	(0.1)	—	0.2	(0.1)	0.1
Adjusted EBITDA	$6.5	$54.6	$63.6	$61.1	$146.7

Adjusted EBITDA	$6.5	$54.6	$63.6	$61.1	$146.7
LIFO expense (income)	14.1	(20.2)	(12.9)	(6.1)	(33.0)
Adjusted EBITDA, excluding LIFO expense (income)	$20.6	$34.4	$50.7	$55.0	$113.7

Net sales	$771.8	$1,010.3	$1,204.9	$1,782.1	$2,435.7

Adjusted EBITDA, excluding LIFO expense (income), as a percentage of net sales	2.7%	3.4%	4.2%	3.1%	4.7%

Gross profit	$115.5	$195.8	$211.8	$311.3	$443.1

Gross margin	15.0%	19.4%	17.6%	17.5%	18.2%

Gross profit	$115.5	$195.8	$211.8	$311.3	$443.1
LIFO expense (income)	14.1	(20.2)	(12.9)	(6.1)	(33.0)
Gross profit, excluding LIFO expense (income)	$129.6	$175.6	$198.9	$305.2	$410.1

Gross margin, excluding LIFO expense (income)	16.8%	17.4%	16.5%	17.1%	16.8%

Note: EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, reorganization expenses, gain or loss on retirement of debt, purchase consideration and other transaction costs, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), which is calculated as gross profit minus LIFO expense (income), divided by net sales. We have excluded LIFO expense (income) from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), gross margin, excluding LIFO expense (income), and Adjusted EBITDA, excluding LIFO expense (income), as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income (Loss) and Earnings (Loss) per Share to Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share
(Dollars and Shares in Millions, Except Per Share Data)

	2020		2019	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2020	2019

Net income (loss) attributable to Ryerson Holding Corporation	$(25.6)	$16.4	$16.4	$(9.2)	$45.9

Restructuring and other charges	2.0	—	1.1	2.0	1.4
(Gain) loss on retirement of debt	(0.1)	(0.8)	—	(0.9)	0.2
Provision (benefit) for income taxes	(0.5)	0.2	(0.3)	(0.3)	(0.4)

Adjusted net income (loss) attributable to Ryerson Holding Corporation	$(24.2)	$15.8	$17.2	$(8.4)	$47.1

Diluted adjusted Earnings (loss) per share	$(0.64)	$0.41	$0.45	$(0.22)	$1.24

Shares outstanding - diluted	38.1	38.2	37.9	37.9	37.9

Note: Adjusted Net income (loss) and Adjusted Earnings (loss) per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)

			First	First Six Months Ended
	Second Quarter		Quarter	June 30,
	2020	2019	2020	2020	2019

Net cash provided by operating activities	$103.3	$66.5	$72.8	$176.1	$48.0
Capital expenditures	(4.9)	(12.1)	(6.9)	(11.8)	(23.4)
Proceeds from sales of property, plant, and equipment	0.1	0.1	—	0.1	8.6
Free cash flow	$98.5	$54.5	$65.9	$164.4	$33.2

Market capitalization	$214.6	$314.7	$201.0	$214.6	$314.7

Free cash flow yield	45.9%	17.3%	32.8%	76.6%	10.5%

Note: Market capitalization is calculated using June 30, 2020, March 31, 2020, and June 30, 2019 stock prices and shares outstanding.